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                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

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           AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
..................................................................
     (Name of Registrant as Specified In Its Charter)


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                [American Residential Investment Trust Logo]

                                [Letterhead]

               AMERICAN RESIDENTIAL INVESTMENT TRUST, INC. ISSUES
                   GUIDANCE FOR SECOND QUARTER AND YEAR 2002

San Diego, CA, July 15, 2002 -- American Residential Investment Trust, Inc.

     Estimates $2.5 million of net income for the second quarter.

     Funds $584 million in home loans and continues expansion of regional center network through taxable subsidiary, American Mortgage Network.

     Reports $661 million pipeline of home loans in process at June 30.

     Reiterates expectation to breakeven by the fourth quarter of 2002 and achieve monthly closed loan volumes of $500 million by year end.

    American Residential Investment Trust, Inc. (NYSE: INV) today announced that the Company's net income is expected to be approximately $2.5 million, or $0.31 per diluted share, for the quarter ended June 30, 2002. Income for the quarter included net revenue from legal settlements of approximately $10.3 million.

    The Company's second quarter income also includes an estimated net loss of approximately $8.0 million for American Mortgage Network (AmNet), substantially due to the recognition of mark to market losses on derivative instruments of approximately $8.6 million. AmNet's second quarter results reflected these mark to market losses resulting directly from significant bond market volatility in the past several weeks. The bond market volatility is largely the result of investor uncertainty stemming from recent unfavorable corporate earnings announcements. This same market volatility has also caused a significant increase in the value of AmNet's unsold loan inventory. However, under current generally accepted accounting principles (GAAP), AmNet is required to mark its derivative instruments to market at quarter end, yet cannot recognize associated offsetting gains on loan sale commitments until cash settlement has occurred. A significant portion of offsetting gains from loan sales will be realized in the third quarter of this year.

    The Company reiterated that it expects to be operationally breakeven by the fourth quarter of 2002.

    AmNet, the Company's taxable REIT subsidiary, funded $584 million of mortgage loans in the second quarter of 2002. For the first quarter of 2002, AmNet funded $369 million in home loans. AmNet's pipeline of home loans in process was $661 million at June 30, 2002, representing a 178% increase over the





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$238 million pipeline balance at March 31, 2002. Closed loan volumes are expected be $500 million per month by the end of 2002.

    AmNet continued to expand its origination network for mortgage brokers with the opening of a regional center in Shelton (New Haven), Connecticut. AmNet has also hired senior regional managers and staff in Minneapolis, Minnesota and Denver, Colorado for new offices scheduled to begin operations in August. AmNet is now approved to do business in 34 states either by license or exemption.

    John M. Robbins, Jr., Chief Executive Officer, said, 'We have hit key milestones while transitioning from a real estate investment trust to a mortgage origination company serving the residential mortgage broker community. We continue to demonstrate successful execution of our strategy by substantially achieving our internal projections for the growth in origination volumes, expansion of the regional center network and the addition of highly trained mortgage banking professionals.'

    AmNet utilizes various derivative instruments, including futures and options on Treasury bonds to protect, or hedge, against potential value degradation in loans that AmNet has funded or loans in the pipeline AmNet expects to fund. AmNet currently accounts for these hedges as 'free standing' and as such recorded the change in fair value of these instruments in the second quarter as hedge valuation losses. AmNet had significant offsetting economic value in loans funded as of June 30th, but under GAAP will not recognize the value until gains on the sale of these loans are booked in the third quarter.

    As an alternative to 'free standing', or mark-to-market accounting, Hedge Accounting can be elected which effectively nets hedge gains or losses with offsetting gains or losses in loans that have been funded or are expected to fund. Hedge Accounting therefore helps eliminate some timing differences on the recognition of related gains and losses. AmNet anticipates implementing Hedge Accounting in the third quarter of this year.

    American Residential Investment Trust's Annual Meeting of Stockholders will be held on Friday, July 19th at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037, 10:00am Pacific Daylight Time.

ABOUT AMERICAN MORTGAGE NETWORK

    Headquartered in San Diego, California, American Mortgage Network is a taxable REIT subsidiary of American Residential Investment Trust, Inc., a real estate investment trust (REIT). AmNet originates loans for the national mortgage broker community through its network of regional centers and over the Internet. AmNet has regional centers in Ontario, California; Sacramento, California; San Diego, California; New Haven, Connecticut; Atlanta, Georgia; and Portland, Oregon as well as satellite offices in Mission Viejo, California; Tampa, Florida; and Kirkland, Washington. For more information, please visit www.amnetmortgage.com.

ABOUT AMERICAN RESIDENTIAL INVESTMENT TRUST

    American Residential Investment Trust, Inc. is a real estate investment trust (REIT) that has traditionally invested in subprime residential mortgage assets. For more information, please visit www.amerreit.com.

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding estimated second quarter net income, an expected second quarter mark-to-market loss, recognition of offsetting gains, the Company's expectation of breaking even by the fourth quarter, expected closed loan volumes by year end, the scheduled beginning of operations in two branches and an anticipated change in accounting methodology. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: final review of second quarter results by the Company's external auditors; uncertainty as to the percentage of the pipeline that will result in mortgage loan fundings; the Company's future ability to qualify for Hedge Accounting treatment; general economic conditions; the availability of suitable mortgage assets; the availability of financing for the origination of mortgage loans; the impact of leverage; the Company's liquidity position and other risk factors outlined in American Residential Investment Trust's SEC reports.

INVESTOR AND ANALYST                                 MEDIA RELATIONS
RELATIONS CONTACTS                                   CONTACT
Judith Berry                                         Corinne Forti
Chief Financial Officer and                          President
  Executive Vice President                           Forti Communications Inc.
American Residential Investment Trust, Inc.          (805) 498-0113
(858) 909-1230                                       forticomm@aol.com
jberry@amnetmortgage.com
Clay Strittmatter
Senior Vice President, Finance
American Residential Investment Trust, Inc.
(858) 909-1340
cstrittmatter@amnetmortgage.com